EXHIBIT 10.58


                                Registration Number 1061 dated December 11, 2002







                                 ADDENDUM No. 4


  to the Contract for Exploration, Development and Production in Karakuduk Oil
             Field in Mangistau Oblast of the Republic of Kazakhstan
                                     between
        Ministry of Oil and Gas Industries of the Republic of Kazakhstan
        for and on behalf of the Government of the Republic of Kazakhstan
                                       and
        Joint Stock Company of Closed Type Karakuduk-Munay Joint Venture
        dated August 30, 1995 (hereinafter referred to as the "Contract")


                                concluded between


   the Ministry of Energy and Natural Resources of the Republic of Kazakhstan
                             (the "Competent Body")

                                       and

                    Karakudukmunay Closed Joint Stock Company
                               (the "Contractor")







                           The Republic of Kazakhstan
                                      2002

This ADDENDUM No. 4 to the Contract for Exploration, Development and Production in Karakuduk Oil Field in Mangistau Oblast, concluded on August 30, 1995 between the Ministry of Oil and Gas Industries of the Republic of Kazakhstan for and on behalf of the Government of the Republic of Kazakhstan and JSC of Closed Type Karakuduk-Munay JV, has been signed on December 11, 2002 by and between the Ministry of Energy and Natural Resources of the Republic of Kazakhstan (hereinafter referred to as the "Competent Body"), which is authorized to negotiate, to determine terms and conditions and to sign contracts for subsoil utilization on behalf of the Government of the Republic of Kazakhstan, and Karakudukmunay Closed Joint Stock Company (hereinafter referred to as the "Contractor").

                                    PREAMBLE

WHEREAS, Clause 3) Article 9.3.1. of the Contract establishing that the Government of the Republic of Kazakhstan expresses its absolute consent that any amendments in the Republic Tax Legislation shall not affect the Contractor Fiscal Liabilities, and in case of worsening the position of the Parties or Investor as the result of the legislation amendment after signing of the Contract or as the result of the applying provisions of international treaties to be performed in the mandatory order, the Parties shall immediately negotiate the correction of the affected Party or introduce relevant amendments to the Contract for correction of the affected economic balance of the Parties and Investor,

WHEREAS, obligations and guarantees of the Republic of Kazakhstan regarding keeping of stability of the tax legislation for the Contractor as of the day of the Contract signing,

WHEREAS, adoption of Law No 183-II On Amending the Law of the Republic of Kazakhstan On Taxes and Other Mandatory Payments to the Budget dated May 3, 2001 has been adopted, which shall establish the Value Added Tax (VAT) at the rate of sixteen percent (16%), and the Social Tax at the rate of twenty-one percent (21%) from July 1, 2001,

WHEREAS, taking into account Clause 4-2 Article 179 of the Law On Taxes and Other Mandatory Payments to the Budget as of the day of adoption of Law No 183-II dated May 3, 2001,

WHEREAS, taking into account Minutes No 17-11-4/I-336 of the Meeting at D. K. Akhmetov, the First Deputy Prime Minister of the Republic of Kazakhstan, regarding the Issues of Clarifying Several Terms and Conditions of Subsoil Use Contracts, dated April 10, 2001,

WHEREAS, taking into account the Minutes of the Meeting of Representatives for the Competent Body and Contractor at B. M. Yelemanov, the First Vice Minister for Energy and Natural Resources of the Republic of Kazakhstan, dated June 27, 2001,

WHEREAS, taking into account Decree No 507 of the President of the Republic of Kazakhstan On Reorganization, Liquidation and Creation of Specific State Authorities of the Republic of Kazakhstan dated December 13, 2000, subject to which functions of the Competent Body of the Government of the Republic of Kazakhstan on the issues of subsoil use shall be transferred to the Ministry of Energy and Natural Resources of the Republic of Kazakhstan,

NOW, THEREFORE, the Parties have agreed to amend the Contract as follows:

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1.   To replace the name of the Competent Body "Ministry of Oil and Gas Industry of the Republic of Kazakhstan" by the "Ministry of Energy and Natural Resources of the Republic of Kazakhstan" throughout the Contract.

2. To exclude words "hereinafter referred to as the "Kazakh Partners" in Section "Subject Matter of the Contract".

3.   To state Article 1.5 of the Contract as follows:

4. "Contractor" - Joint Venture Karakudukmunay Closed Joint Stock Company, which shareholders shall be:

     o    "National Company "KazMunaiGas" Closed Joint Stock Company - 40%;

     o    Corporation "Mangistau Terra International" LLP - 10%;

     o    Central Asia Petroleum (Guernsey) Ltd. - 50%.

          "National Company "KazMunaiGas" Closed Joint Stock Company and Corporation "Mangistau Terra International" LLP, hereinafter referred to as the "Kazakhstan Partners" and/or "Kazakhstan Party".

5.   To add Article 4.2.8. of the Contract as follows:
     "The Contractor shall allocate funds for professional training of the experts involved under the Contract, at the amount of at least one (1) percent from the volume of the annual Work Program coordinated with the Competent Body under the Contract. In case of exceeding funds on obligation of training of the Kazakhstan personnel over the actual demand in training of the personnel involved, the Contractor shall use the remaining funds for financing of the priority tasks of the secondary education system in accordance with the Agreement on Interaction between the Ministry of Education and Science of the Republic of Kazakhstan and Ministry of Energy and Natural Resources of the Republic of Kazakhstan. Information regarding the remaining part of funds for the training shall be submitted to the Competent Body after the approval of the annual work program and budget for the next year of the Contract. Training may take place either in educational institutions, or at the workplace. Funds transferred by the Contractor in accordance with the Agreement on Interaction between the Ministry of Education and Science of the Republic of Kazakhstan and Ministry of Energy and Natural Resources of the Republic of Kazakhstan shall be reckoned as the Kazakhstan personnel training. All costs for the training shall be reimbursable".

6. To add Subsection 4.2 of the Contract "Obligations of the Contractor" with Clause 4.2.15 as follows:

     "To accept all wells located on the Contractual Territory on the balance sheet".

7. To add third Subclause Clause A) Article 9.3.1. of the Contract with the following sentence:

     "The Contractor shall pay VAT at the rate of sixteen percent (16%) from July 1, 2001".

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8.   To add Subclause "Royalty" Clause B) Article 9.3.1. of the Contract as
     follows:

     "The Royalty rate shall be eight point fourteen percent (8.14 %) of the gross production of Crude Oil from July 1, 2001. This rate shall also apply for the cases of agreement concerning royalty payment in kind. The royalty will be based on the average weighted selling price of crude oil without accounting of indirect taxes and actual cost of transportation to the point of sale (shipping). At that average weighted price of oil will be determined under the following formulation:

     Clt = (BP-3th)/OP

     where:

     Clt - the average weighted price of crude oil;

     BP - the Contractor's revenue from selling crude oil within accounting period without indirect taxes (VAT, excise);

     3th - sum of actual expenses of the Contractor for transportation of oil to points of sale (without VAT, due to offset);

     OP - volume of the sold oil, in tonns>>.

9.   To state Clause D) Article 9.3.1. of the Contract as follows:

     "D) The Contractor shall make the following payments and deductions:

     o The Contractor shall withhold income tax from Kazakhstan and foreign employees, according to the current legislation of the RK. The Contractor foreign personnel shall be obliged to pay property tax for individuals at the rate of zero point one percent (0.1%) in case of purchase of property on the territory of the RK;

     o payments for utilization of water and forest resources and payments for the environment protection, according to the current legislation;

     o from July 1, 2001, social tax at the rate of 21 (twenty one) percent of stuff payroll. However, from January 1, 2002, the Contractor shall pay the social tax for foreign engineers and managers at the rate of 11 (eleven) percent of foreign stuff payroll;

     o other payments to be established by state institutions when rendering special services provided that such payments shall be fixed on equitable basis for all inhabitants and/or all enterprises".

10. To add after the second sentence of the Article 9.3.1. 3) of the Contract with the sentence as follows:

     In respect of this Article 9.3. "TAXES AND PAYMENTS" on all issues related to payment of taxes and other mandatory payments, the current legislation acknowledges the tax legislation valid as of the Date of entering into this Contract, unless otherwise is specially provided in the Contract and Appendices thereto".

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To add Paragraph 4 Article 9.5.1. of the Contract with the following sentence:

     "Depreciation standards for the Contractor shall be determined:

A) for the period from January 1, 1999 until January 1, 2000 - by Law of the RK "On Taxes and Other Mandatory Payments to the Budget" dated April 24, 1995, in wording as of January 1, 1999;
B) for the period from January 1, 2000 until July 1, 2001 - by Law Code of the RK "On Taxes and Other Mandatory Payments to the Budget" dated April 24, 1995, in wording as of January 1, 2002;
C) for the period from July 1, 2001 until January 1, 2002 - by Law of the RK "On Taxes and Other Mandatory Payments to the Budget" dated April 24, 1995, in wording as of July 1, 2001 in wording as of July 1, 2001;
D) for the period from January 1, 2002 until the end of the Contract's duration - by the "Code of the RK On Taxes and Other Mandatory Payments to the Budget" (Tax Code) dated June 12, 2001, in wording as of the day of adoption.

11. To add the Contract with Section 9-1 "Liquidation and Liquidation Funds" as follows:

"9-1.1. For the complete financial provision of liquidation program, the Contractor commencing January 1, 2003 shall create the Liquidation Fund at the amount of USD 14,000. Money of the Liquidation Fund shall be entered in a special deposit account to be opened by the Contractor with any second level bank of the Republic of Kazakhstan. On money of the Liquidation Fund entered in the special deposit account penalties may not be imposed, and the Liquidation Fund money may not be withdrawn from the special deposit account by any state body on no grounds, including for paying off debts to the budget, payment of penalty provisions, except for the purposes of liquidation of the Contractor's activity consequences under the Contract.

9-1.2. The Contractor shall have the right to deduct amount of the Liquidation Fund deductions from the aggregate annual income, as well as it shall be entitled to deduct amounts actually spent for the liquidation and restoration works during the preceding Reported Year from the aggregate annual income. The Contractor shall not have obligations on further deductions to the Liquidation Fund if the amount exceeding three million USD (USD 3000000) is accumulated on the Liquidation Fund account.

9-1.3. Liquidation and conservation of the activity shall be carried out in accordance with the procedure established by the legislation of the Republic of Kazakhstan. Liquidation, conservation of oil, gas and other wells shall be made in accordance with the requirements of "Regulations on the Procedure of Well Conservation on Oil and Gas Fields, Underground Gas Storage's (UGS) and Thermal Water Reservoirs", "Regulations on the Procedure of Liquidation of Oil, Gas and Other Wells and Writing off expenses on their Construction".

9-1.4. The liquidation program shall provide for removal or liquidation of constructions or equipment used in the process of the Contractor activity on the Contractual Territory.

9-1.5. If actual liquidation costs exceed the Liquidation Fund amount, the Contractor shall carry out the additional financing of the liquidation. If actual liquidation costs turn out to be less than the Liquidation Fund amount, then surplus of the money shall be transferred to the Contractor and shall be subject to inclusion into the taxable income.

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

9-1.6. If the State adopts decision on continuation of the operation of all or part of constructions transferred to it by the Contractor after the expiry of the Contract validity, under its responsibility, then the Contractor shall not bear any responsibilities on carrying out the liquidation program and shall transfer all rights to the actual accumulated assets in the Liquidation Fund to the State".

12. To state Subclauses a) and b) of Article 11.11.1. of the Contract as follows:

     "a) Competent Body:

         Ministry of Energy and Natural Resources of the Republic of Kazakhstan
         37 Beibitshilik Ave., Astana 473000
         Republic of Kazakhstan

     b) Contractor:

         Karakudukmunay CJSC
         83, 3rd microdistrict, Aktau 466200,
         Republic of Kazakhstan

                              CONCLUSIVE PROVISIONS

The Parties hereby agree that in the result of signing this Agreement, balance of economic interests of the Parties under the Contract underwent a change as the result of decreasing the VAT rate to sixteen (16) percent and social tax rate to twenty one (21) percent, is reestablished.

In this connection, the Parties declare that they have no mutual claims in respect of the reestablished balance of economic interests.

Terms and conditions of taxation determined by the Contract and this Agreement shall be valid invariably until the expiry of the Contract validity, except for the cases of subsequent introduction of amendments by a separate Agreement of the Parties to the Contract.

This Agreement has been signed on December 11, 2002 and shall enter into force from July 1, 2001.

COMPETENT BODY
Ministry of Energy and Natural Resources of the Republic of Kazakhstan 37 Beibitshilik Ave.,
Astana 473000
Republic of Kazakhstan
         /s/ Mr. N S. Ashimov
         First Vice Minister for
         Energy and Natural Resources

 CONTRACTOR
Karakudukmunay CJSC
83, 3rd microdistrict
Aktau 466200,
Republic of Kazakhstan
         /s/ Mr. N.D. Klinchev
         General Director
and
         /s/ Mr. R.J. Moore
         Finance Director

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